Exhibit 99.1

September 3, 2003

Dear Shareholder:

We are pleased to report that the Board of Directors of Greer Bancshares Incorporated, the parent company of Greer State Bank, on August 28, 2003 approved a special, one-time cash dividend of 30 cents per share, payable to shareholders of record on October 15, 2003, to be paid on November 15, 2003. This special cash dividend is in addition to the cash dividend of 70 cents per share previously announced on March 31, 2003, payable in semi-annual payments of 35 cents per share on May 15, 2003 (already paid) and November 15, 2003, to shareholders of record on April 15 and October 15 respectively. The special dividend will be included with the November 15th cash dividend of 35 cents per share (65 cents total) to shareholders of record on October 15, 2003. In total, Greer Bancshares Incorporated will pay $1 per share to shareholders in 2003, a dividend yield of a little more than 3.5%, at a time when cash dividends are receiving preferential tax treatment to help boost the economy.

Should you have questions about your dividend or any other matter regarding your investment in Greer Bancshares Incorporated, please phone either Rick Medlock or Chris Talley at 864-877-2000. As always, we thank you for your interest and support, and we welcome your inquiries or comments.

Sincerely yours, /s/ R. Dennis Hennett R. Dennis Hennett President and CEO